Exhibit 99.1

CASUAL MALE RETAIL GROUP, INC.

REPORTS SECOND QUARTER 2011 RESULTS

Second Quarter Earnings $0.14 Per Diluted Share on Comparable Sales Increase of 4.9%

CANTON, MA (August 18, 2011) — Casual Male Retail Group, Inc. (NASDAQ: “CMRG”), the largest retailer of big & tall men’s apparel and accessories, today reported operating results for the second quarter and six months ended July 30, 2011.

Second Quarter Highlights (2QFY11 vs. 2QFY10)

•	Net income increased 17.2% to $6.6 million, or $0.14 per diluted share, from $5.6 million, or $0.12 per diluted share.

•	Comparable sales increased 4.9% and total sales increased 3.8% to $100.9 million.

•	Gross margin improved 190 basis points to 48.3%.

•	Operating income increased 17.6% to $7.4 million.

Six Month Highlights (2011 vs. 2010)

•	Net income increased 10.4% to $10.8 million, or $0.22 per diluted share, from $9.8 million, or $0.21 per diluted share.

•	Comparable sales increased 3.5% and total sales increased 2.3% to $196.7 million.

•	Gross margin increased 160 basis points to 47.7%.

•	Operating income increased 11.9% to $12.2 million.

Sales

For the second quarter of fiscal 2011, total sales increased by 3.8% to $100.9 million when compared to total sales of $97.3 million for the second quarter of fiscal 2010. Comparable sales for the second quarter increased 4.9% when compared to the same period of the prior year. On a comparable basis, sales from our direct business increased by 4.1% and sales from our retail business increased 5.0%. As planned, during the first quarter of fiscal 2011, we started to increase prices within certain merchandise categories.

For the first six months of fiscal 2011, total sales increased by 2.3% to $196.7 million as compared to $192.2 million for the first six months of the prior year. Comparable sales for the first six months increased 3.5% when compared to the first six months of fiscal 2010. The increase consisted of a 4.4% increase in our direct business and a 3.4% increase from our retail business.

Gross Profit Margin

For the second quarter of fiscal 2011, our gross margin rate, inclusive of occupancy costs, was 48.3% as compared to a gross margin rate of 46.4% for the second quarter of fiscal 2010. The increase of 190 basis points was the result of increased merchandise margins of 95 basis points plus an increase of 95 basis points related to the leveraging of occupancy costs against higher sales. Our merchandise margin continues to benefit from our improved inventory management and managed markdowns. On a dollar basis, occupancy costs for the second quarter of fiscal 2011 decreased 2.6% when compared to last year.

For the first six months of fiscal 2011, our gross margin rate, inclusive of occupancy costs, was 47.7% as compared to a gross margin rate of 46.1% for the first six months of fiscal 2010. The increase of 160 basis points was the result of increased merchandise margins of 100 basis points plus an increase of 60 basis points related to the leveraging of occupancy costs. On a dollar basis, occupancy costs for the first six months of fiscal 2011 decreased 1.5% when compared to the first six months of fiscal 2010.

SG&A

SG&A expenses for the second quarter of fiscal 2011 were 38.0% of sales as compared to 36.4% of sales for the second quarter of fiscal 2010. For the first six months of fiscal 2011, SG&A expenses were 38.4% of sales as compared to 37.0% for the first six months of fiscal 2010.

On a dollar basis, SG&A expenses increased $2.9 million, or 8.3%, for the second quarter of fiscal 2011 as compared to the second quarter of fiscal 2010. On a dollar basis, SG&A expenses increased $4.4 million, or 6.2%, for the first six months of fiscal 2011 as compared to the first six months of fiscal 2010. This increase is primarily due to payroll related expenses, such as modest salary increases, bonus accruals, severance payments, reinstatement of the 401K employer match, as well as increased staffing in our global sourcing and merchandise areas. The first six months of fiscal 2011 includes a bonus accrual of approximately $1.9 million, or $0.04 per diluted share, over the prior year. For fiscal 2010, the bonus accrual did not occur until the third quarter when achievement of the management bonus plans became probable. This shift of bonus accrual contributed to our 6.2% increase for the first six months of fiscal 2011. This increase in SG&A will adjust itself during the second half of fiscal 2011, resulting in our SG&A expenses being in line with our annual forecast for the full year.

Income Taxes

At July 30, 2011, our total deferred tax assets were approximately $46.7 million, with a corresponding valuation allowance of $46.7 million and a deferred tax liability of approximately $1.9 million.

The ability to reduce this valuation allowance of $46.7 million is dependent upon our ability to achieve sustained taxable income to realize our deferred tax assets. Because our fiscal 2011 earnings will be a significant factor in determining the amount of the valuation allowance that can be reversed, our deferred tax assets remain fully reserved at July 30, 2011. However, based on our results of operations for the past two fiscal years as well as our forecasted earnings for fiscal 2011 and beyond, we anticipate reversing a substantial portion of the valuation allowance in the fourth quarter of fiscal 2011.

Our effective tax rate for the second quarter and first six months of fiscal 2011 has been reduced from the statutory rate due to the utilization of fully reserved NOL carryforwards. We expect our effective rate to return to a rate of approximately 40% for periods subsequent to the reversal of the valuation allowance.

Cash Flow

Free cash flow from operations (as defined below under Non-GAAP Measures) improved by $4.4 million to $13.4 million for the first six months of fiscal 2011 as compared to $9.0 million for the first six months of fiscal 2010.

Balance Sheet & Liquidity

At July 30, 2011, the Company had cash and cash equivalents of $18.3 million and no outstanding debt as compared to outstanding debt of $5.1 million at end of the second quarter of fiscal 2010. In addition, the Company had full availability under its credit facility of $63.6 million.

At July 30, 2011, inventory was $95.0 million as compared to $94.2 million at the end of the second quarter of fiscal 2010.

Destination XL

Through today, in fiscal 2011, the Company has opened 4 new DXL™ stores located in Phoenix, Arizona, Atlanta, Georgia, Murray, Utah and Fairless Hills, Pennsylvania. With an additional 11-12 stores planned for the second half of fiscal 2011, the Company expects to have approximately 20 DXL stores opened by the end of fiscal 2011. In addition, the Company anticipates opening 25-30 Destination XL stores in fiscal 2012. Depending on the real estate and market demographics for each of these store locations, we expect the size of each store to be between 6,000 to 12,000 square feet, to accommodate each market.

Fiscal 2011 Outlook

For the fiscal year ending January 28, 2012, the Company’s outlook for the year improves modestly from previous guidance, inclusive of the opening of 15 to 16 DXL™ stores:

•	Comparable sales increase of 4.0-4.5% and total sales of $405 - $410 million

•	Gross profit margin of 46.9% to 47.3% (an increase of previously reported gross profit margin range of 46.6% to 47.1%)

•	SG&A expenses to increase by approximately 3.0%

•	Diluted earnings per share of $0.40-$0.45

•

Free cash flow of approximately $17.5-$20.0 million, which is based on operating cash flow of approximately $37.5-$40.0 million and capital expenditures of approximately $20.0 million, and end of the year cash balances of between $22.5-$25.0 million. This is an increase from our previously reported free cash flow for fiscal 2011 of $16.0 million.

Non-GAAP Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), the above discussion also refers to non-GAAP free cash flow of $13.4 million and $9.0 million for the six months ended July 30, 3011 and July 31, 2010, respectively, and estimated non-GAAP free cash flow of $17.5 to $20.0 million for fiscal 2011. The presentation of non-GAAP free cash flow is not a measure determined by GAAP and should not be considered superior to or as a substitute for net income or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, “free cash flows” presented in this release may not be comparable to similar measures used by other companies. The Company calculates free cash flows as cash flow from operating activities less capital expenditures and less discretionary store asset acquisitions.

	For the six months ended		Projected Cash Flow
(in millions)	July 30, 2011	July 31, 2010	Fiscal 2011
Cash flow from operating activities	$18.2	$12.6	$37.5 - $40.0
Less: Capital expenditures	(4.8)	(3.6)	(20.0)
Less: Discretionary store asset acquisitions	—	—	—

Estimated Free Cash Flow	$13.4	$9.0	$17.5 - $20.0

Investors are invited to listen to a broadcast of the Company’s conference call to discuss its earnings results for the second quarter and first six months of fiscal 2011. The conference call will broadcast live today, Thursday, August 18, 2011 at 9:00 a.m. Eastern Daylight Time and can be accessed at www.casualmalexl.com and then clicking on the investor relations icon. The call will be archived online within one hour after its completion. Participating in the call will be David Levin, President and Chief Executive Officer, and Dennis Hernreich, Executive Vice President, Chief Operating Officer and Chief Financial Officer.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Casual Male Retail Group, Inc., the largest retailer of big and tall men’s apparel with operations throughout the United States, Canada and Europe, operates 435 Casual Male XL retail and outlet stores, 8 Destination XL stores, 14 Rochester Clothing stores, and direct-to-consumer businesses which include several catalogs and e-commerce sites. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Market under the symbol “CMRG.”

Certain information contained in this press release, including the Company’s expectations regarding fiscal 2011, constitutes forward-looking statements under the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 18, 2011, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

For additional information, contact:

Jeff Unger

Vice President of Investor Relations

Casual Male Retail Group, Inc.

561-482-9715

jeffunger@usa.net

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CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended		For the six months ended
	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010
Sales	$100,944	$97,251	$196,742	$192,235
Cost of goods sold, including occupancy	52,153	52,142	102,985	103,558

Gross profit	48,791	45,109	93,757	88,677

Expenses:
Selling, general and administrative	38,356	35,431	75,466	71,062
Depreciation and amortization	3,012	3,364	6,068	6,688

Total expenses	41,368	38,795	81,534	77,750

Operating income	7,423	6,314	12,223	10,927

Other income, net	—	105	—	208
Interest expense, net	(127)	(153)	(248)	(308)

Income before income taxes	7,296	6,266	11,975	10,827

Provision for income taxes	738	670	1,209	1,077

Net income	$6,558	$5,596	$10,766	$9,750

Net income per share - basic	$0.14	$0.12	$0.23	$0.21
Net income per share - diluted	$0.14	$0.12	$0.22	$0.21

Weighted-average number of common shares outstanding:
Basic	47,476	46,983	47,311	46,821
Diluted	48,149	47,494	48,097	47,384

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

July 30, 2011 and January 29, 2011

(In thousands)

	July 30, 2011	January 29, 2011
ASSETS

Cash and cash equivalents	$18,274	$4,114
Inventories	95,042	92,889
Other current assets	12,221	12,503
Property and equipment, net	40,403	39,051
Intangibles	32,001	32,262
Other assets	1,580	1,794

Total assets	$199,521	$182,613

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$52,431	$47,762
Deferred taxes	1,922	1,538
Deferred gain on sale-leaseback	21,248	21,981
Stockholders’ equity	123,920	111,332

Total liabilities and stockholders’ equity	$199,521	$182,613